Exhibit 10.2

February __, 2007

[Name and Address of Regional President]

Dear ______:

This letter will serve to confirm your compensation plan for calendar year 2007 (the “Period”) as President of Standard Pacific’s __________ region, consisting of the ___________________ Divisions of Standard Pacific Corp. (the “Region”), which is as follows:

1.	Your base salary will be $_______ per year, payable semi-monthly.

2.	In addition to your base salary, you will receive the following incentive compensation (collectively, the “Incentive Compensation”):

a.	An incentive bonus under our 2005 Stock Incentive Plan of ____% of the pre-tax net profits (the “Pre-Tax Bonus”) of the Region for the Period after deduction of (A) a parent company overhead burden equal to ____% of all sales (including unconsolidated joint venture homebuilding and third party land sales) of the Region, and (B) all other corporate charges allocated to the Region and its divisions from time to time (such as insurance and interest charges). The following items will also impact the calculation of your Pre-Tax Bonus:

i.	that portion of the pre-tax profits of Family Lending Services, Inc., attributable to the operations of the Region will be included in the calculation,

ii.	the impact of any goodwill impairments will be excluded from the calculation, and

iii.	the impact of inventory impairments and land deposit write-offs will be included in the calculation.

b.	A discretionary bonus of up to $______ (the “Discretionary Bonus”), approved by the Compensation Committee, based on the Chief Executive Officer’s subjective evaluation of your overall performance, and the achievement of the Region in the following areas: inventory and sales targets outlined in the 2007 first quarter budget, management development and succession planning, internal controls and other corporate initiatives.

3.	The Pre-Tax Bonus will be paid in cash upon completion of the annual audit. Notwithstanding the foregoing, if your employment is terminated by the Company without cause prior to the end of the Period, any pro-rata portion of your Pre-Tax Bonus payable in accordance with Section 4 below will be paid in cash no later than the later of: (i) twenty (20) days following the filing of the Company’s Form 10-Q for the last completed calendar quarter ending prior to the termination of your employment, and (ii) ten (10) days following termination of your employment.

4.	No Pre-Tax Bonus for the Period will be paid if you terminate your employment prior to the end of the Period or if you are discharged by the Company for cause prior to the end of the Period. If you are discharged by the Company without cause during the Period, you will be paid a pro-rata portion of your Pre-Tax Bonus based on the Region’s pre-tax profit (subject to all the adjustments described in this letter) through the end of the last completed calendar quarter prior to the termination of your employment.

5.	The payment and the amount of the Discretionary Bonus, if any, will at all times be at the sole discretion of the Compensation Committee.

6.	You may not transfer all or any portion of your Incentive Compensation prior to actual payment.

7.	You will receive an auto allowance of $______ monthly.

8.	For purposes of all computations under this letter, the accounting records maintained by the Corporate accounting staff covering the Region’s activities, the application of all accounting principles and rules by the Corporate accounting staff and all determinations and calculations by the Corporate accounting staff will be conclusive and binding absent manifest error.

9.	Nothing herein shall modify your status as an at-will employee of the Company.

10.	This letter states the entire understanding between you and the Company regarding your compensation for calendar year 2007 and supercedes and replaces all prior and contemporary oral and written agreements, understandings and discussions concerning your compensation for calendar year 2007.

Sincerely,

STANDARD PACIFIC CORP. (the “Company”)

Stephen J. Scarborough
Chairman of the Board	President, Region
and Chief Executive Officer